July 21, 2006

United Energy Corp.
600 Meadowlands Parkway, #20
Secaucus, New Jersey 07094

Re:	United Energy Corp. Registration Statement on Form SB-2

Ladies and Gentlemen:

          We have acted as counsel to United Energy Corp., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form SB-2, as amended (the “Registration Statement”), covering the registration of 9,404,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), consisting of 4,262,500 shares of Common Stock (the “Shares”), 5,104,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants (the “Warrants”) and 37,500 shares of Common Stock (the “Option Shares”) issuable upon exercise of stock options (the “Options”).

          This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act of 1933, as amended (the “Act”).

          In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon written statements of certain officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement; (ii) a specimen certificate representing the Common Stock; (iii) the Certificate of Incorporation of the Company, as presently in effect; (iv) the By-Laws of the Company, as presently in effect; (v) the Warrants; (vi) the Options; and (vii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares, Warrant Shares, Option Shares and related matters.

          In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

          Based upon and subject to the foregoing, it is our opinion that:

          1. The Shares have been validly issued, fully paid and nonassessable.

          2. The Warrant Shares, when and to the extent issued in accordance with the terms of the Warrants (including after the due and proper exercise of the Warrants and the payment in full to the Company of all exercise prices and other consideration therefor), will be validly issued, fully paid and nonassessable.

United Energy Corp.

          3. The Option Shares, when and to the extent issued in accordance with the terms of the Options (including after the due and proper exercise of the Options and the payment in full to the Company of all exercise prices and other consideration therefor), will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP